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                                                                      Exhibit #3

                              STANDSTILL AGREEMENT
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                  THIS STANDSTILL AGREEMENT (the "Agreement"), dated as of June
28, 1996 by and between QUAKER STATE CORPORATION, a Delaware corporation (the "Parent"), and Sheldon G. Adelman (the "Stockholder"). Capitalized terms used herein without definition shall have the same meaning as such terms have under the Merger Agreement (as defined below).

                  WHEREAS, the Parent and the Stockholder are parties to an Agreement and Plan of Merger, dated as of June 7, 1996 (the "Merger Agreement") among the Parent, the Stockholder, QSBC Acquisition Corp., Blue Coral, Inc. and certain other parties named therein.

                  WHEREAS, the Stockholder is entitled to receive at the Effective Time under the Merger Agreement 1,400,934 shares (the "Shares") of capital stock of the Parent, par value $1.00 per share (the "Voting Securities"), subject to the terms of an Escrow Agreement executed on the date hereof; and

                  WHEREAS, the Parent is requiring, as a condition to the Closing of the Merger Agreement, that the Stockholder enter into this Agreement so as to avoid uncertainty between them with respect to the Shares.

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

                  1. THE STOCKHOLDER'S REPRESENTATIONS AND WARRANTIES. The Stockholder represents and warrants to the Parent that: (A) the Stockholder is duly authorized to execute, deliver and perform this Agreement; (B) this Agreement has been duly executed by the Stockholder, is a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms; (C) the execution, delivery and performance by the Stockholder of this Agreement does not violate or conflict with or result in a breach of or constitute (or with notice or lapse of time or both constitute) a default under any agreement to which the Stockholder is a party; and (D) the Shares represent all of the Voting Securities beneficially owned by the Stockholder on the date hereof.




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                  2. PARENT'S REPRESENTATIONS AND WARRANTIES. The Parent
represents and warrants to the Stockholder that the Parent is duly authorized to execute, deliver and perform this Agreement and that this Agreement has been duly executed by the Parent, is a valid and binding agreement of the Parent, enforceable against the Parent in accordance with its terms.

                  3. RESTRICTIONS ON TRANSFERS. The Stockholder agrees that, during the term of this Agreement, the Stock holder will not, directly or indirectly, sell, transfer or otherwise dispose of any interest in the Shares without the consent of the Parent, PROVIDED, that the Stockholder may transfer the Shares (A) to any Permitted Transferee (as defined below), (B) to any person who the Stockholder believes, after due inquiry, would beneficially own immediately after any such sale or transfer less than 5% of the outstanding Voting Securities, (C) to any person who the Stockholder believes, after due inquiry, would be entitled to report beneficial ownership of Voting Securities on Schedule 13G under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (D) in any sale constituting a "brokers transaction" within the meaning of Rule 144(a) under the Securities Act of 1933, as amended (or any successor rule thereto) or (E) in a public offering effected pursuant to the Registration Rights Agreement. For purposes of this Agreement, (X) the term "Voting Securities" shall include any securities of the Parent with the power to vote with respect to the election of directors generally or securities convertible into or exercisable or exchangeable for such securities and (Y) the term "Permitted Transferee" shall mean (I) any donee which is a spouse or an immediate family member of the Stockholder or any other bona fide donee which is a charitable, civic, educational or other similar not-for-profit organization, or (II) any trust, corporation, limited liability company or partnership for the benefit of, or controlled by, either directly or indirectly, the Stockholder and/or the Stockholder and his or her spouse and immediate family members, PROVIDED (A) in the case of clause (i) or (ii) above, such transferee has agreed in an instrument of assumption reasonably satisfactory in form and substance to the Parent to be bound by all of the terms and conditions of this Agreement and
(B) in the case of clause (ii) above, to the extent any such trust, corporation, limited liability company or partnership shall cease to be so controlled, it shall cease to be a Permitted Transferee for all purposes of this Agreement.



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                  4. VOTING. The Stockholder agrees that, prior to a Vacancy
Event, if any, the Stockholder will (A) be present, in person or represented by proxy, at all stockholder meetings of the Parent so that all Voting Securities beneficially owned by the Stockholder may be counted for the purpose of determining the presence of a quorum at such meetings and (B) vote or consent, or cause to be voted or a consent to be given, with respect to all Voting Securities beneficially owned by the Stockholder on all matters submitted to stockholders for a vote or consent in accordance with the recommendation made by management on such matters; it being understood and agreed that the provisions of this Section 4 shall not apply following any Vacancy Event. For purposes of this Agreement, the term "Vacancy Event" shall mean any failure of the Stockholder to be a member of the Board of Directors of the Parent due to (i) his removal as a director in accordance with the by-laws of the Parent, (ii) the Parent's failure to comply with its obligations under Section 7.3 of the Merger Agreement, or (iii) the Parent's failure to nominate the Stockholder for re-election to the Board of Directors of the Parent at any stockholders' meeting at which the Stockholder's board seat is up for re-election.

                  5. STANDSTILL PROVISIONS. The Stockholder agrees that, during the term of this Agreement, without the Parent's prior written consent, the Stockholder will not:

                  (a) acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, record or beneficial ownership of any Voting Securi ties, or direct or indirect rights to options to acquire (through purchase, exchange, conversion or otherwise) any Voting Securities, other than any such Voting Securities acquired by the Stockholder pursuant to the exercise of warrants, options or other rights to purchase Voting Securities granted to the Stockholder by the Parent;

                  (b) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 under the Securities Exchange Act of 1934, as amended (the "1934 Act")) to vote any Voting Securities, seek to advise, encourage or influence any person or entity with respect to the voting of any Voting Securities, initiate or propose any shareholder proposal or induce



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         or attempt to induce any other person to initiate any
         shareholder proposal;

                  (c) make any statement or proposal, whether written or oral, to the Board of Directors of the Parent, or to any director, officer or agent of the Parent, or make any public announcement or proposal whatsoever with respect to a merger or other business combination, sale or transfer of assets, recapitalization, dividend, share repurchase, liquidation or other extraordinary corporate transaction with the Parent or any other transaction which could result in a change of control, or solicit or encourage any other person to make any such statement or proposal;

                  (d) except for an arrangement with one or more Family Affiliates (as defined below) following a Vacancy Event, form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the 1934 Act) with respect to any securities of the Parent; it being understood and agreed that the term "Family Affiliate" means the spouse or an immediate family member of the Stockholder or a trust, corporation, limited liability company or partnership for the benefit of or controlled by, either directly or indirectly, by the Stockholder and/or the Stockholder and his or her spouse and immediate family members PROVIDED that if any such trust, corporation, limited liability company or partnership shall cease to be so controlled, it shall cease to be a Family Affiliate for all purposes of this Agreement;

                  (e) except for an arrangement with one or more Family Affiliates following a Vacancy Event, deposit any Voting Securities into a voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities other than this Agreement;

                  (f) execute any written consent with respect to the Parent, except in accordance with Section 4;

                  (g) otherwise act, alone or in concert with others, to seek to exercise any control over the management, the board of directors of the Parent or the policies of the Parent;

                  (h) make a public request to the Parent (or its directors, officers, shareholders, employees or agents)



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         to amend or waive any provisions of this Agreement, the certificate of incorporation or by-laws of the Parent, including without limitation any public request to permit the Parent or any other person to take any action in respect of the matters referred to in this Section 5;

                  (i) take any action which might require the Parent to make a public announcement regarding the possibility of any transaction referred to in paragraph (c) above or similar transaction or, advise, assist or encourage any other persons in connection with the foregoing; or

                  (j) disclose any intention, plan or arrangement inconsistent with the foregoing.

                  6. SPECIFIC PERFORMANCE. Each of the Stockholder and the Parent acknowledges that the other party would not have an adequate remedy at law for money damages if any of the covenants or agreements of the other party in this Agreement were not performed in accordance with its terms and therefore agrees that the other party shall be entitled to specific enforcement of such covenants or agreements and to injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

                  7. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, covenants and agreements contained in this Agreement shall survive the execution of this Agreement and any investigation at any time by the Stockholder, the Parent, or on behalf of either thereof.

                  8. ENTIRE AGREEMENT. This Agreement herewith, contains the entire understandings of the parties with respect to the subject matter hereof and may not be amended except by a writing signed by the parties. This Agreement shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns, PROVIDED that this Agreement shall not be assignable by either of the parties except as provided herein.

                  9.  SEVERABILITY.  If any term, provision,
covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in



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full force and effect, unless such action would substantially impair the benefits to either party of the remaining provisions of this Agreement.

                  10. NOTICES. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (A) delivered personally, (B) mailed, certified or registered mail with postage prepaid, (C) sent by next-day or overnight mail or delivery or (D) sent by fax, as follows:

         To the Stockholder:

                  Blue Coral, Inc.
                  1215 Valley Belt Road
                  Cleveland, OH 44131-1415
                  Attention: Mr. Sheldon G. Adelman
                  Phone: 216-351-3000
                  Fax:   216-351-6989

         With a copy to:

                  Baker & Hostetler
                  1900 East Ninth Street
                  3200 National City Center
                  Cleveland, OH 44114-3485
                  Attention:  Robert G. Markey
                  Phone: 216-621-0200
                  Fax:   216-696-0740

         To the Parent:

                  Quaker State Corporation
                  225 East John Carpenter Freeway
                  Irving, TX  75062
                  Attention:  Secretary
                  Phone:  214-868-0400
                  Fax:    214-868-0440



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         With a copy to:

                  Debevoise & Plimpton
                  875 Third Avenue
                  New York, New York  10022
                  Attention:  Richard D. Bohm
                  Phone:  212-909-6226
                  Fax:    212-909-6836

or to such other Person or address as any party shall specify by notice in writing to the party entitled to notice. All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received
(W) if by personal delivery on the day after such delivery, (X) if by certified or registered mail, on the fifth Business Day after the mailing thereof, (Y) if by next-day or overnight mail or delivery, on the day delivered or (Z) if by fax, on the next day following the day on which such fax was sent, provided that a copy is also sent by certified or registered mail.

                  11. COOPERATION. Subject to the terms and conditions of this Agreement, each of the parties hereby agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, rules and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the execution of this Agreement, further action is necessary or desirable to carry out the purposes of this Agreement, each party shall take, or cause to be taken, all such necessary or desirable action.

                  12. TERM. This Agreement shall expire on the fourth anniversary of the date hereof.

                  13. GOVERNING LAW, ETC. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. This Agreement may be executed in one or more counterparts, which together will constitute a single agreement.

                  14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.



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                  IN WITNESS WHEREOF, the Parent and the Stockholder have caused this Agreement to be executed in their names effective as of the date first written above.

                                            QUAKER STATE CORPORATION

                                            By: /s/ Paul E. Konney
                                              -------------------------
                                               Name:
                                               Title:


                                              /s/ Sheldon G. Adelman
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                                              Sheldon G. Adelman